Exhibit 4.1

FIRST AMENDMENT TO THE RIGHTS AGREEMENT

This FIRST AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of May 4, 2013, between BMC Software, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). Except as otherwise provided herein, all capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed thereto in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated as of May 12, 2012 (the “Rights Agreement”);

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger by and among Boxer Parent Company Inc., Boxer Merger Sub Inc. and the Company (as amended or supplemented from time to time, the “Merger Agreement”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, at any time prior to the time at which any Person becomes an Acquiring Person, the Company may supplement or amend the Rights Agreement without the approval of any holders of Right Certificates in order to make any provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, the Board of Directors of the Company has determined, in connection with its consideration of the Merger Agreement and the transactions contemplated thereby, that it is necessary and desirable to amend the Rights Agreement as set forth herein; and

WHEREAS, no person has yet become an Acquiring Person and, subject to and in accordance with the terms of this Amendment, the Company has directed and the Rights Agent has agreed to amend the Rights Agreement in certain respects, as more particularly set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree to modify the Rights Agreement as set forth below.

1.	Amendment to Section 1.

1.1 Section 1 of the Rights Agreement is hereby amended and supplemented to include the following definition in the appropriate location, which shall read as follows:

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of May 6, 2013, by and among Boxer Parent Company Inc., Boxer Merger Sub Inc. and the Company (as such agreement is amended or supplemented from time to time).”

2.	Addition of New Section 35.

2.1 The Rights Agreement is amended by adding a new Section 35 thereof which shall read as follows:

“Section 35. Exception For Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, as long as the Merger Agreement is not validly terminated, neither a Distribution Date nor a Shares Acquisition Date shall be deemed to have occurred, none of Boxer Parent Company Inc. or Boxer Merger Sub Inc. or any of their Affiliates or Associates, nor any of the Guarantors (as defined in the Merger Agreement) or their subsidiaries nor Elliott Associates, L.P. or Elliott International, L.P. or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, none of the Rights shall become exercisable and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any adjustments or rights pursuant to, any of Sections 3, 7, 11 or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of the Merger Agreement or any amendments thereof or agreements in connection therewith or (b) the consummation of any of the transactions or entry into any agreements contemplated by the Merger Agreement in accordance with their respective provisions, including the Merger (as defined in the Merger Agreement). Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of the approval, execution, delivery or performance of the Merger Agreement or the consummation of any of the transactions contemplated thereby, including the Merger (as defined in the Merger Agreement).”

3.	Effective Time of this Amendment

This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

4.	Confirmation of the Rights Agreement

Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

5.	Governing Law

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6.	Counterparts

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:			BMC SOFTWARE, INC.

By:	/s/ Mary A. Hayes		By:	/s/ Robert E. Beauchamp
	Name:	Mary A. Hayes		Name:	Robert E. Beauchamp
	Title:	Corporate Governance Manager		Title:	Chairman of the Board, President and Chief Executive Officer

Attest:			COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

By:	/s/ Colleen Shea-Keating		By:	/s/ Dennis V. Moccia
	Name:	Colleen Shea-Keating		Name:	Dennis V. Moccia
	Title:	Contract Consultant		Title:	Manager, Contract Administration